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                                                                    EXHIBIT 23.3



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-81423 of Kinnard Investments, Inc. on Form S-4 of our report dated January 30, 1997, on the consolidated statements of operations, shareholders' equity, and cash flows of Kinnard Investments, Inc. and subsidiaries for the year ended December 31, 1996, appearing in the Annual Report on Form 10-K of Kinnard Investments, Inc. for the year ended December 31, 1998 and to the reference to us under the heading "Experts" in the Joint Proxy Statement/Prospectus which is part of this Registration Statement.


/s/ Deloitte & Touche LLP


Minneapolis, Minnesota
July 7, 1999